Exhibit 10.1

PERFORMANCE BONUS AGREEMENT

This Performance Bonus Agreement (this “Agreement”) is entered into effective as of April 23, 2020 (the “Effective Date”), by and among Waitr Holdings Inc., a Delaware corporation (the “Company”), and Carl A. Grimstad (“Executive”).

WHEREAS, the Company employs Executive as its Chief Executive Officer pursuant to an Employment Agreement, dated as of January 3, 2020, by and between the Company and Executive (the “Employment Agreement”); and

WHEREAS, the Company and Executive desire to enter into this Agreement pursuant to which Executive is eligible to earn certain incentive compensation based on the attainment of certain performance goals in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties, and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

1.Performance Bonus Opportunity. Subject to Section 2 below, upon the occurrence of a Corporate Change (as defined in the Employment Agreement) in which the holders of the Company’s common stock receive per share consideration that is equal to or greater than $2.00, subject to adjustment in accordance with Section 5 of the Waitr Holdings Inc. 2018 Omnibus Incentive Plan, the Company shall pay to Executive an amount equal to $5 million (the “Performance Bonus”). Notwithstanding anything to the contrary herein, the Performance Bonus, if any, shall only be paid to Executive upon the first Corporate Change to occur following the Effective Date and any subsequent transaction shall not confer upon Executive any rights hereunder.

2.Vesting/Termination. In order to receive the Performance Bonus, Executive must remain continuously employed with the Company through the date of a Corporate Change; provided, however, that in the event Executive terminates the Employment Agreement for Good Reason (as defined in the Employment Agreement) or the Company terminates the Employment Agreement other than for Misconduct (as defined in the Employment Agreement), Executive will be entitled to receive the Performance Bonus provided the Corporate Change (as a result of which Executive becomes entitled to receive the Performance Bonus) occurs on or before January 3, 2022. Notwithstanding anything to the contrary herein, this Agreement shall terminate automatically upon the earliest to occur of the following: (i) the date on which the Performance Bonus has been paid in full to Executive following the occurrence of a Corporate Change, as a result of which Executive becomes entitled to receive the Performance Bonus; (ii) a Corporate Change, as a result of which Executive does not become entitled to receive the Performance Bonus; and (iii) the termination of Executive’s Employment Agreement by the Company for Misconduct or by the Executive for other than Good Reason prior to the consummation of a Corporate Change.

3.Code Section 409A. This Agreement is intended to comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be interpreted and construed accordingly. The Company and Executive shall have the discretion and authority to amend this Agreement at any time to satisfy any requirements of Code Section 409A or guidance published thereunder; provided, however, any such amendment shall maintain the economic terms of this Agreement for Executive.

4.Governing Law; Arbitration. This Agreement and any claim related directly or indirectly to this Agreement shall be governed by and construed in accordance with the laws of the State of New York (without regard to conflicts of law principles that would result in the application of any law other than the law of the State of New York).  If any dispute should arise between Executive and Company under this Agreement, all claims, disputes, controversies, differences or other matters in question arising out of this Agreement shall be resolved by binding arbitration in New York, New York, in accordance with the rules for expedited, documents only proceedings of the American Arbitration Association.

5.Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and Company. No waiver by any party hereto at any time of any breach by another party hereto of, or in compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement is an integration of the parties’ agreement; no agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party, except those which are set forth expressly in this Agreement.

6.Withholding.  The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

7.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

WAITR HOLDINGS INC.

By: /s/ Damon Schramm

Name: Damon Schramm

Title: Chief Legal Officer

EXECUTIVE

/s/ Carl A. Grimstad

Carl A. Grimstad